Exhibit 99.1

INOVIS AND QRS JOINT NEWS RELEASE	Contact Information at End of Release

Inovis to Acquire QRS

ATLANTA, Ga and RICHMOND, Calif. – September 3, 2004 – Inovis International, Inc. and QRS Corporation (Nasdaq: QRSI) today announced a definitive agreement for Inovis to acquire QRS, a leading provider of collaborative commerce solutions with approximately 9,8001 retail and manufacturing customers. Under the terms of the transaction, QRS shareholders will receive $7.00 in cash for each share of QRS common stock.

“We are excited about the complementary nature of the products and services that a combined company represents,” said Jim Schaper, Chairman and CEO of Inovis. “With the acquisition of QRS, our position in the B2B industry becomes even stronger, with our customers benefiting the most through a broader product offering and a continued commitment to their success.”

“QRS looks forward to delivering superior value to its stockholders by consummating the merger with Inovis,” commented Liz Fetter, President and CEO of QRS. “This agreement brings together two companies with a shared commitment to excellence, and I’m confident that our shareholders and customers will benefit from this combination.”

Terms of Agreement

Under the agreement, a wholly-owned subsidiary of Inovis will merge with and into QRS. The transaction is valued at approximately $116 million.

All directors and executive officers of QRS have agreed to vote in favor of the transaction. Completion of the merger, which is expected to close in the fourth quarter of calendar year 2004, is subject to the approval of QRS stockholders, expiration or termination of the applicable Hart-Scott-Rodino waiting period, and other customary conditions.

Following the announcement of its merger with JDA Software Group, Inc. on June 17, 2004, QRS received unsolicited proposals from five bidders to acquire the outstanding shares of QRS. After receipt of each of these acquisition proposals, the QRS board of directors determined that QRS could engage in discussions with and furnish information to each potential acquirer in compliance with the JDA merger agreement. Thereafter, QRS engaged in extensive negotiations and due diligence with each potential acquirer prior to determining that the merger with Inovis was more favorable to QRS’ stockholders than the merger with JDA Software Group, Inc. from a financial point of view, after taking into account all of the terms and conditions of the merger with Inovis, the likelihood of completion of the merger, and the financial, regulatory, legal and other aspects of the merger.

Wachovia Capital Markets, LLC is acting as financial advisor to QRS with regard to the merger.

About QRS Corporation (Pre-acquisition)

QRS is a technology company that serves the global retail trading community. We offer collaborative commerce solutions that drive a new standard for global brand execution. At QRS, we manage the flow of critical commerce information and leverage our retail technology expertise to address fundamental industry challenges such as global data synchronization, mandate compliance, transaction management and global trade management. QRS solutions help approximately 9,8001 customers expand into new markets and channels, improve operational efficiency and differentiate their brand.

1 Based on total, unique QRS corporate customers that purchased or licensed QRS products and services between July 1, 2003 and June 30, 2004.

About Inovis International, Inc. (Pre-Acquisition)

Inovis is a leader in providing business commerce automation solutions that facilitate the effective management of retail, supply and manufacturing partnerships. With more than 20 years of experience and over 17,000 customers, Inovis provides a complete line of B2B software and managed services. These solutions enable companies to optimize profitability through timely and efficient communications with their trading partner communities. Inovis is a portfolio company of Golden Gate Capital and Cerberus Capital Management. For more information visit www.inovis.com.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about the consummation of the pending merger of Inovis and QRS, future financial and operating results of the combined company and benefits of the pending merger. Factors that could cause actual results to differ materially from those described herein include: (a) Inovis’ ability to leverage the QRS products to enable it to further expand its position in the Inovis market; (b) Inovis’ ability to successfully integrate and market the QRS products; and (c) both companies’ ability to obtain regulatory approvals. Additional information relating to the uncertainty affecting the business of QRS is contained in QRS’ filings with the Securities and Exchange Commission (“SEC”). Neither Inovis nor QRS is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

In addition to the specific risks identified in the preceeding paragraph, mergers involve a number of special risks, including diversion of management’s attention to the assimilation of the technology and personnel of acquired businesses, costs related to the merger and the integration of acquired products, technologies and employees into Inovis’ business and product offerings. Achieving the anticipated benefits of the pending merger will depend, in part, upon whether the integration of the acquired products, technology, or employees is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The difficulties of such integration may be increased by the necessity of coordinating geographically disparate organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The inability of management to successfully integrate the business of the two companies, and any related diversion of management’s attention, could have a material adverse effect on the combined company’s business, operating results and financial condition.

Caution Required by Certain SEC Rules

In connection with the merger of Inovis International, Inc. (“Inovis”) and QRS Corporation (“QRS”), QRS will file a proxy statement for QRS’ special stockholder meeting with the Securities and Exchange Commission (“SEC”). Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the proposed merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by QRS with the SEC at the SEC web site at http://www.sec.gov. Free copies of the proxy statement (when available) and other documents filed by QRS with the SEC may also be obtained from QRS by directing a request to QRS, Attention: Stacey Giamalis, Secretary, 510.215.5000.

QRS and its directors and its executive officers may be deemed, under SEC rules, to be soliciting proxies from QRS’ stockholders in favor of the proposed merger. Information regarding the identity of these persons, and their interests in the solicitation, will be set forth in a Schedule 14A to be filed with the SEC, and will be available free of charge at the SEC website and public reference rooms, and from the QRS corporate secretary.

Inovis Investor Relations Contact:

Kenneth Williams, VP Finance

404.467.3192

Inovis Public Relations Contact:

Michael Croxton, SVP Marketing

404.467.3363

QRS Investor Relations Contact:

David Cooper, CFO

510.215.5000

QRS Public Relations Contact:

Katherine Post, Senior Director, Corporate Marketing

510.965.4521